SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                 SCHEDULE 13G/A
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                                (AMENDMENT NO. 1)*


                         REGENERON PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   75886F 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                September 3, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


     [_]   Rule  13d-1(b)

     [X]   Rule  13d-1(c)

     [_]   Rule  13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


                                                                    Page 1 of 15
                                                        Exhibit Index on Page 13

CUSIP NO. 75886F 10 7                 13G/A       PAGE 2 ----- of ----- 15 PAGES


     1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

              Kedge Capital Funds Limited, Special Situations 1 Fund
--------------------------------------------------------------------------------
     2        Check the Appropriate Box if a Member of a Group    (a)  [ ]
              (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
     3        SEC  Use  Only

--------------------------------------------------------------------------------
     4        Citizenship  or  Place  of  Organization

              Jersey (Channel Islands)
--------------------------------------------------------------------------------
  Number of   5     Sole  Voting  Power
                    N/A
              ------------------------------------------------------------------
   Shares     6     Shared  Voting  Power
                    4,000,000
              ------------------------------------------------------------------
Beneficially  7     Sole  Dispositive  Power
                    N/A
              ------------------------------------------------------------------
  Owned by    8     Shared  Dispositive  Power
   Each
 Reporting          4,000,000
Person With
--------------------------------------------------------------------------------
     9        Aggregate  Amount  Beneficially  Owned  by  Each Reporting Person

              4,000,000
--------------------------------------------------------------------------------
     10       Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
     11       Percent  of  Class  Represented  by  Amount  in  Row  (9)

              9.6%
--------------------------------------------------------------------------------
     12       Type  of  Reporting  Person  (See  Instructions)

              CO
--------------------------------------------------------------------------------

CUSIP NO. 75886F 10 7                 13G/A       PAGE 3 ----- of ----- 15 PAGES


     1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

              Feldon  Invest  SA
--------------------------------------------------------------------------------
     2        Check the Appropriate Box if a Member of a Group    (a)  [ ]
              (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
     3        SEC  Use  Only

--------------------------------------------------------------------------------
     4        Citizenship  or  Place  of  Organization

              Panama
--------------------------------------------------------------------------------
  Number of   5     Sole  Voting  Power
                    N/A
              ------------------------------------------------------------------
   Shares     6     Shared  Voting  Power
                    4,000,000
              ------------------------------------------------------------------
Beneficially  7     Sole  Dispositive  Power
                    N/A
              ------------------------------------------------------------------
  Owned by    8     Shared  Dispositive  Power
   Each
 Reporting          4,000,000
Person With
--------------------------------------------------------------------------------
     9        Aggregate  Amount  Beneficially  Owned  by  Each Reporting Person

              4,000,000
--------------------------------------------------------------------------------
     10       Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
     11       Percent  of  Class  Represented  by  Amount  in  Row  (9)

              9.6%
--------------------------------------------------------------------------------
     12       Type  of  Reporting  Person  (See  Instructions)

              CO
--------------------------------------------------------------------------------

CUSIP NO. 75886F 10 7                 13G/A       PAGE 4 ----- of ----- 15 PAGES


     1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

              Emfeld  Ltd
--------------------------------------------------------------------------------
     2        Check the Appropriate Box if a Member of a Group    (a)  [ ]
              (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
     3        SEC  Use  Only

--------------------------------------------------------------------------------
     4        Citizenship  or  Place  of  Organization

              Cayman Islands
--------------------------------------------------------------------------------
  Number of   5     Sole  Voting  Power
                    N/A
              ------------------------------------------------------------------
   Shares     6     Shared  Voting  Power
                    4,000,000
              ------------------------------------------------------------------
Beneficially  7     Sole  Dispositive  Power
                    N/A
              ------------------------------------------------------------------
  Owned by    8     Shared  Dispositive  Power
   Each
 Reporting          4,000,000
Person With
--------------------------------------------------------------------------------
     9        Aggregate  Amount  Beneficially  Owned  by  Each Reporting Person

              4,000,000
--------------------------------------------------------------------------------
     10       Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
     11       Percent  of  Class  Represented  by  Amount  in  Row  (9)

              9.6%
--------------------------------------------------------------------------------
     12       Type  of  Reporting  Person  (See  Instructions)

              CO
--------------------------------------------------------------------------------

CUSIP NO. 75886F 10 7                 13G/A       PAGE 5 ----- of ----- 15 PAGES


     1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

              Bertarelli  &  Cie
--------------------------------------------------------------------------------
     2        Check the Appropriate Box if a Member of a Group    (a)  [ ]
              (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
     3        SEC  Use  Only

--------------------------------------------------------------------------------
     4        Citizenship  or  Place  of  Organization

              Switzerland
--------------------------------------------------------------------------------
  Number of   5     Sole  Voting  Power
                    N/A
              ------------------------------------------------------------------
   Shares     6     Shared  Voting  Power
                    4,000,000
              ------------------------------------------------------------------
Beneficially  7     Sole  Dispositive  Power
                    N/A
              ------------------------------------------------------------------
  Owned by    8     Shared  Dispositive  Power
   Each
 Reporting          4,000,000
Person With
--------------------------------------------------------------------------------
     9        Aggregate  Amount  Beneficially  Owned  by  Each Reporting Person

              4,000,000
--------------------------------------------------------------------------------
     10       Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
     11       Percent  of  Class  Represented  by  Amount  in  Row  (9)

              9.6%
--------------------------------------------------------------------------------
     12       Type  of  Reporting  Person  (See  Instructions)

              OO
--------------------------------------------------------------------------------

CUSIP NO. 75886F 10 7                 13G/A       PAGE 6 ----- of ----- 15 PAGES


     1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

              Ernesto Bertarelli
--------------------------------------------------------------------------------
     2        Check the Appropriate Box if a Member of a Group    (a)  [ ]
              (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
     3        SEC  Use  Only

--------------------------------------------------------------------------------
     4        Citizenship  or  Place  of  Organization

              Switzerland
--------------------------------------------------------------------------------
  Number of   5     Sole  Voting  Power
                    N/A
              ------------------------------------------------------------------
   Shares     6     Shared  Voting  Power
                    4,000,000
              ------------------------------------------------------------------
Beneficially  7     Sole  Dispositive  Power
                    N/A
              ------------------------------------------------------------------
  Owned by    8     Shared  Dispositive  Power
   Each
 Reporting          4,000,000
Person With
--------------------------------------------------------------------------------
     9        Aggregate  Amount  Beneficially  Owned  by  Each Reporting Person

              4,000,000
--------------------------------------------------------------------------------
     10       Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
     11       Percent  of  Class  Represented  by  Amount  in  Row  (9)

              9.6%
--------------------------------------------------------------------------------
     12       Type  of  Reporting  Person  (See  Instructions)

              IN
--------------------------------------------------------------------------------

CUSIP NO. 75886F 10 7                 13G/A       PAGE 7 ----- of ----- 15 PAGES


ITEM  1(a).       NAME  OF  ISSUER:

                  Regeneron  Pharmaceuticals,  Inc.

ITEM  1(b).       ADDRESS  OF  ISSUER'S  PRINCIPAL  EXECUTIVE  OFFICES:

                  777  Old  Saw  Mill  River  Road
                  Tarrytown,  New  York  10591-6707

ITEM  2(a).       NAMES  OF  PERSONS  FILING:

                  This  statement  is  being  filed  jointly  by:

                  (i)         Kedge  Capital Funds Limited, Special Situations 1
                        Fund, a Jersey (Channel Islands) corporation, the holder of an aggregate of 4,000,000 shares of the issuer's common stock, par value $0.001.

                  (ii)        Feldon  Invest  SA,  a  Panamanian  stock company,
                        which, along with other entities controlled directly or indirectly by Ernesto Bertarelli, holds all of the issued and outstanding voting stock of Kedge Capital Funds Limited;

                  (iii)       Emfeld  Ltd, a Cayman Islands stock company, which
                        is the holder of all of the issued and outstanding capital stock of Feldon Invest SA;

                  (iv)        Bertarelli & Cie, a societe en commandite par
                        actions organized under the laws of Switzerland, which is the holder of all of the issued and outstanding capital stock of Emfeld Ltd; and

                  (v)         Ernesto  Bertarelli, an  individual,  who, as
                        President, Managing Director and controlling shareholder of Bertarelli & Cie, controls that entity.


ITEM  2(b).       ADDRESS OF PRINCIPAL  BUSINESS  OFFICE OR, IF NONE, RESIDENCE:


                  For Kedge Capital Funds Limited, Special Situations 1 Fund:
                  Lord  Coutanche  House
                  66-68  Esplanade
                  St.  Helier
                  Jersey  (Channel  Islands)
                  JE4  5YQ

                  For  Feldon  Invest  SA:
                  Urbanizacion  Obarrio
                  Swiss  Bank  Building
                  53rd  Street
                  Panama  City,  Panama

                  For  Emfeld  Ltd:
                  One  Capital  Place
                  Second  Floor
                  P.O.  Box  1787
                  George Town, Grand Cayman, Cayman Islands

CUSIP NO. 75886F 10 7                 13G/A       PAGE 8 ----- of ----- 15 PAGES


                  For  Ernesto  Bertarelli  and  Bertarelli  &  Cie:
                  c/o  Abacus  Conseil  et  Expertise  Comptable  SA
                  2,  Chemin  des  Mines
                  CH-1202  Geneva
                  Switzerland

ITEM  2(c).       CITIZENSHIP:

                  Kedge Capital Funds Limited, Special Situations 1 Fund: A corporation organized under the laws of Jersey (Channel Islands)

                  Feldon Invest SA: A stock company organized under the laws of Panama

                  Emfeld Ltd: A stock company organized under the laws of the Cayman Islands

                  Bertarelli & Cie: A societe en commandite par actions organized under the laws of Switzerland

                  Ernesto  Bertarelli:  Switzerland

ITEM  2(d).       TITLE  OF  CLASS  OF  SECURITIES:

                  Common Stock, par value $0.001 per share


ITEM  2(e).       CUSIP  NUMBER:

                  75886F  10  7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM  4.          OWNERSHIP.

     The ownership percentage set forth below is based on 41,522,075 shares of common stock outstanding as of July 31, 2002, as reported in the issuer's quarterly report on Form 10-Q dated August 13, 2002.

      With respect to Kedge Capital Funds Limited, Special Situations 1 Fund:

            (a)   Amount beneficially owned: 4,000,000

            (b)   Percent of class: 9.6%

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote: N/A

                  (ii)  Shared power to vote or to direct the vote: 4,000,000

                  (iii) Sole power to dispose or to direct the disposition of:
                        N/A

                  (iv)  Shared power to dispose or to direct the disposition of:
                        4,000,000

CUSIP NO. 75886F 10 7                 13G/A       PAGE 9 ----- of ----- 15 PAGES


      With  respect  to  Feldon  Invest  SA:

            (a)   Amount beneficially owned: 4,000,000

            (b)   Percent of class: 9.6%

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote: N/A

                  (ii)  Shared power to vote or to direct the vote: 4,000,000

                  (iii) Sole power to dispose or to direct the disposition of:
                        N/A

                  (v)   Shared power to dispose or to direct the disposition of:
                        4,000,000

      With  respect  to  Emfeld  Ltd:

            (a)   Amount beneficially owned: 4,000,000

            (b)   Percent of class: 9.6%

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote: N/A

                  (ii)  Shared power to vote or to direct the vote: 4,000,000

                  (iii) Sole power to dispose or to direct the disposition of:
                        N/A

                  (iv)  Shared power to dispose or to direct the disposition of:
                        4,000,000

      With  respect  to  Bertarelli  &  Cie:

            (a)   Amount beneficially owned: 4,000,000

            (b)   Percent of class: 9.6%

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote: N/A

                  (ii)  Shared power to vote or to direct the vote: 4,000,000

                  (iii) Sole power to dispose or to direct the disposition of:
                        N/A

                  (iv)  Shared power to dispose or to direct the disposition of:
                        4,000,000

      With  respect  to  Ernesto  Bertarelli:

            (a)   Amount beneficially owned: 4,000,000

            (b)   Percent of class: 9.6%

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote: N/A

CUSIP NO. 75886F 10 7                 13G/A      PAGE 10 ----- of ----- 15 PAGES


                  (ii)  Shared power to vote or to direct the vote: 4,000,000

                  (iii) Sole power to dispose or to direct the disposition of:
                        N/A

                  (iv)  Shared power to dispose or to direct the disposition of:
                        4,000,000

CUSIP NO. 75886F 10 7                 13G/A      PAGE 11 ----- of ----- 15 PAGES


ITEM  5.          OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS.

                  Not  applicable.

ITEM  6.          OWNERSHIP  OF  MORE  THAN  FIVE  PERCENT  ON BEHALF OF ANOTHER
                  PERSON.

                  Not  applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not  applicable.

ITEM  8.          IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS OF THE GROUP.

                  Not  applicable.

ITEM  9.          NOTICE  OF  DISSOLUTION  OF  GROUP.

                  Not  applicable.

ITEM  10.         CERTIFICATIONS.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 75886F 10 7                 13G/A      PAGE 12 ----- of ----- 15 PAGES


                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  September 4, 2002


                                         KEDGE  CAPITAL  FUNDS  LIMITED, SPECIAL
                                         SITUATIONS  1  FUND


                                         /s/  Thomas  J.  Plotz
                                         ---------------------------------------
                                         By:  Thomas  J.  Plotz
                                         Title:  Attorney-in-Fact


                                         FELDON  INVEST  SA

                                         /s/  Thomas  J.  Plotz
                                         ---------------------------------------
                                         By:  Thomas  J.  Plotz
                                         Title:  Attorney-in-Fact


                                         EMFELD  LTD

                                         /s/  Thomas  J.  Plotz
                                         ---------------------------------------
                                         By:  Thomas  J.  Plotz
                                         Title:  Attorney-in-Fact


                                         BERTARELLI  &  CIE


                                         /s/  Thomas  J.  Plotz
                                         ---------------------------------------
                                         By:  Thomas  J.  Plotz
                                         Title:  Attorney-in-Fact



                                         /s/  Ernesto  Bertarelli*
                                         ---------------------------------------
                                                   Ernesto Bertarelli



*  By:
        /s/  Thomas J. Plotz
        ---------------------------------------
        Thomas J. Plotz, Attorney-in-Fact

CUSIP NO. 75886F 10 7                 13G/A      PAGE 13 ----- of ----- 15 PAGES



                                    EXHIBITS


*1.  Power of Attorney of Feldon Invest SA

*2.  Power of Attorney of Emfeld Ltd

*3.  Power of Attorney of Bertarelli & Cie

*4.  Power of Attorney of Ernesto Bertarelli

5.  Joint Filing Agreement Pursuant to Rule 13d-1(k)(1)                  Page 14

6.  Power  of Attorney of Kedge Capital Funds Limited,
    Special Situations 1 Fund                                            Page 15

*Previously filed as an exhibit to the Schedule 13G filed by Feldon Invest SA, Emfeld Ltd., Bertarelli & Cie and Ernesto Bertarelli with the Securities and Exchange Commission on April 2, 2001 and incorporated herein by reference.